HEI Exhibit 99
FOR IMMEDIATE RELEASE

NextEra Energy and Hawaiian Electric Industries announce termination of Merger Agreement

JUNO BEACH, Fla., and HONOLULU - July 18, 2016 - NextEra Energy, Inc. (NYSE: NEE) and Hawaiian Electric Industries, Inc. (NYSE: HE) (HEI) today announced the termination of their plans to merge, effective immediately. The decision was driven by the Hawaii Public Utilities Commission’s (PUC) order to dismiss the companies’ merger application.

“As a result of the PUC’s order, we have terminated our merger agreement,” said Jim Robo, chairman and chief executive officer, NextEra Energy. “We wish Hawaiian Electric the best as it serves the current and future energy needs of Hawaii, including helping the state meet its goal of 100 percent renewable energy by 2045. Looking forward, NextEra Energy remains extremely well-positioned to execute on our strategy and deliver exceptional results for our customers and shareholders.”

“We appreciate NextEra Energy’s interest in Hawaii and in our company,” said Connie Lau, HEI’s president and chief executive officer and chairman of the boards of Hawaiian Electric and American Savings Bank. “All of us at HEI, Hawaiian Electric and American Savings Bank remain committed to serving our customers, and we look forward to working together with communities across our state to realize the clean energy future we all want for Hawaii and to ensure a vibrant local economy.”

Under the terms of the merger agreement, NextEra Energy will pay Hawaiian Electric Industries a $90 million break-up fee and up to $5 million for reimbursement of expenses associated with the transaction.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $17.5 billion and approximately 14,300 employees in 27 states and Canada as of year-end 2015, as well as approximately 45,000 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP) as of April 2016. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves more than 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune’s 2016 list of “World's Most Admired Companies.” For more information about NextEra

Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

Hawaiian Electric Industries
Hawaiian Electric Industries (NYSE: HE) (HEI) supplies power to approximately 95% of Hawaii's population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., and Maui Electric Company, Limited, and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii's largest financial institutions. In a changing world, the Hawaiian Electric Companies are taking the lead in adding renewable energy and developing energy solutions for their customers to achieve a clean energy future for Hawaii. HEI has been named one of "America's 100 Most Trustworthy Companies 2015" by Forbes. For more information, visit these websites: www.HEI.com, www.HawaiianElectric.com, www.ASBHawaii.com.

NextEra Energy Contacts:
Robert L. Gould
Vice President, Chief Communications Officer
561-694-4442

Debra Larsson
Manager, Financial and Sustainability Communication
561-694-4442

Hawaiian Electric Industries Contacts:
Cliff Chen
Manager, Investor Relations and Strategic Planning
808-543-7300
IR@hei.com

A.J. Halagao
Manager, Corporate and Community Advancement
808-543-5889
ajhalagao@hei.com

Hawaiian Electric Company Contact:
Lynne Unemori
Vice President, Corporate Relations
808-543-7972
lynne.unemori@hawaiianelectric.com

American Savings Bank Contact:
Michelle Bartell
First Vice President, Director of Communications and Community Advancement
808-539-7906
mbartell@asbhawaii.com